This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to the Common Stock of
Schlumberger Ltd, due July 30, 2014
The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier.

Trade Details/Characteristics
Reference Stock                            The common stock, par value $0.010 per share, of Schlumberger Ltd (SLB)
Contingent Interest Payments:              If the notes have not been previously called and the closing price of one share of the
 Reference Stock on any
                                           Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment
                                           Date for each $1,000 principal amount note a Contingent Interest Payment equal to
                                           $28.750 (equivalent to an interest rate of 11.50% per annum, payable at a rate of 2.8750%
 per quarter).
                                           If the closing price of one share of the Reference Stock on any Review Date is less than the Interest Barrier, no
                                           Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level:          80% of the Initial Stock Price (subject to adjustments)
Interest Rate:                             11.50% per annum, payable at a rate of 2.8750% per quarter, if applicable
Automatic Call:                            If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is
                                           greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each
                                           $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest
 Payment applicable to that
                                           Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:                       If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level,
                                           you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b)
                                           the Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called
                                           and the Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your
                                           notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your
                                           payment at maturity per $1,000 principal amount note will be calculated as follows:
 $1,000 + ($1,000 [] Stock
                                           Return).
                                           If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose
                                           more than 20% of your initial investment and may lose all of your initial investment at maturity.
Review Dates:                              October 24, 2013 (first Review Date), January 23, 2014 (second Review Date), April 24,
 2014 (third Review Date),
                                           July 25, 2014 (final Review Date)
Preliminary term sheet                     http://www.sec.gov/Archives/edgar/data/19617/000089109213006056/e54517fwp.htm

 -----------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated
value of the notes when the terms are set.

Hypothetical Return on a Note

First 3 Review Dates

Compare the closing price of one share of the Reference Stock to the Initial
Stock Price and the Interest Barrier until the final review date or any automatic call.

Automatic Call
If the closing price of one Share of the Reference
Stock is greater than or The notes will be automatically called and you will receive (i) the principal equal to the Initial amount plus (ii) the Contingent
Interest Payment with respect to Stock Price the related review date

                                                     The closing price of one
You will receive the share of the Reference Contingent Interest Stock is greater than or Payment. Proceed to If the closing price of one equal to the
Interest Barrier the next review date.
Share of the Reference
                                No Automatic Call Stock is less than the
The closing price of one
Initial Stock Price No Contingent Interest share of the Reference Payment.
Proceed to Stock is less than the the next review date.
Interest Barrier
For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical Payment upon Automatic
Call or at Maturity" below.

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?
The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date. The hypothetical payments set forth
below assume an Initial Stock Price of $70.00, an Interest Barrier and a
Trigger Level of $56.00 (equal to 80% of the hypothetical Initial Stock Price)
and reflect the Interest Rate of 11.50% per annum (payable at a rate of 2.8750%
per quarter) . The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Risk Considerations
The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.
[] The notes do not guarantee the payment of interest and may not pay interest at all.
[] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the price of the Reference Stock. [] The benefit provided by the Trigger Level may terminate on the final Review Date.
[] JPMorgan Chase and Co.  and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours. [] If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return [] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates [] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS will likely be higher than
JPMS's then-current estimated value of the notes for a limited time. []
Secondary market prices of the notes will be impacted by many economic and market factors.
[] No ownership or dividend rights in the Reference Stock.
[] Risk of the closing price of the Reference Stock falling below the Interest
Barrier or Trigger Level is greater if the Reference Stock is volatile. [] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary.

Hypothetical Payment upon Automatic Call or at Maturity
------------------------------------------------------------------------------------ ------------ ---------------------------------
                        Review Dates Prior to the Final Review Date                               Final Review Date
                  ------------------------------------------------------------------ ------------ ---------------------------------
    Closing Price Reference Stock Appreciation / Payment on Interest Payment Date or
                                                                                     Stock Return           Payment at Maturity (2)
                  Depreciation at Review Date       Call Settlement Date (1)(2)
----------------- ------------------------------ ----------------------------------- ------------ ---------------------------------
      $126.000           80.000%                         $1,028.750                   80.000%                   $1,028.750
      $112.000           60.000%                         $1,028.750                   60.000%                   $1,028.750
      $98.000            40.000%                         $1,028.750                   40.000%                   $1,028.750
      $84.000            20.000%                         $1,028.750                   20.000%                   $1,028.750
      $77.000            10.000%                         $1,028.750                   10.000%                   $1,028.750
      $73.500            5.000%                          $1,028.750                   5.000%                    $1,028.750
----------------- ------------------------------ ----------------------------------- ------------ ---------------------------------
      $70.000            0.000%                          $1,028.750                   0.000%                    $1,028.750
      $66.500            -5.000%                          $28.750                     -5.000%                   $1,028.750
      $63.000            -10.000%                         $28.750                     -10.000%                  $1,028.750
      $59.500            -15.000%                         $28.750                     -15.000%                  $1,028.750
      $56.000            -20.000%                         $28.750                     -20.000%                  $1,028.750
      $55.999            -20.001%                          $0.00                      -20.001%                   $799.990
      $42.000            -40.000%                          $0.00                      -40.000%                   $600.000
      $21.000            -70.000%                          $0.00                      -70.000%                   $300.000
       $0.000           -100.000%                          $0.00                     -100.000%                    $0.000
----------------- ------------------------------ ----------------------------------- ------------ ---------------------------------

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date if the closing price of one share of the Reference Stock on that Review
Date is greater than or equal to the Interest Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to This material is not a product of J.P. Morgan
Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and
Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC
("JPMS") is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433 Registration Statement No. 333-177923
Dated: July 09, 2013